SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 5, 2002

NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)

New Brunswick,Canada (State or Other Jurisdiction of Incorporation)	000-19182 (Commission File Number)	Not Applicable IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza Saint John, New Brunswick, Canada (Address of Principal Executive Offices)	E2L 4S3 (Zip Code)

Registrant's telephone number, including area code: (506) 633-3800

ITEM 5. Other Events

Nord Pacific Limited announced that it has reached agreement on the sale of its Girilambone and Tritton copper interests in New South Wales, Australia. The Company will be concentrating its efforts on the exploration and development of the Company's wholly owned gold deposits in the Tabar Islands of Papua New Guinea and the exploration of the potentially high grade Mapimi silver-gold-base metal project in Durango, Mexico. The copper interests are being acquired by Straits Mining Ltd., a wholly owned subsidiary of Straits Resources Limited, which was Nord Pacific's joint venture partner for more than 10 years in the Australian operations.

According to Mark R. Welch, President and CEO of Nord Pacific, the sales transaction with Straits is expected to close in the near future, and represents an opportunity for the Company to progress independently towards the development of a significant asset in the gold industry. Mr. Welch said that the Straits transaction also represented settlement of all differences between the two companies regarding the future of Nord Pacific's Australian copper mining interests. As a result, Nord Pacific will receive A$1,260,000 in cash (US$643,000) and be relieved of all project liabilities.

The Girilambone project, identified and engineered by Nord Pacific and jointly managed with Straits, has been widely recognized in the copper industry as an innovative, state-of-the-art copper mine which pioneered the commercial aerated heap leaching of sulphide copper deposits, using solvent extraction and electrowinning technology to produce high purity copper metal cathodes. However, economic operations at Girilambone are coming to an end as reserves have been mined out. Mr. Welch said that completion of the Straits transaction eliminates any further conflicts as to how to proceed with Girilambone closure and salvage operations, including any future obligations of the Company with respect to long-term reclamation.

Tabar Islands Gold Activities (100% Nord Pacific)

The Tabar Islands gold exploration and development activities are located in the Tabar Islands of New Ireland Province, Papua New Guinea. Nord Pacific has been involved in gold exploration on the islands since 1983, much of which was through a joint venture with Kennecott Exploration (now part of Rio Tinto) and Niugini Mining. In 1993, Nord Pacific bought out Kennecott and Niugini. The purchase is subject to an option for these companies to participate in the project if a mine is developed which produces more than 150,000 ounces of gold per year by reimbursing the Company a multiple of its expenditure.

The Tabar Islands are located in what is commonly referred to as the Lihir Gold Corridor, which consists of four island groups stretching from the Feni Islands at the southeast to the Tabar Islands at its northwestern end. Within this corridor, the existence of significant gold mineralization has been established on Feni Island, Lihir Island and the Tabar Islands. The corridor is located off the northeastern side of New Ireland.

Lihir Island contains the largest known gold resource and reserves in this corridor. The gold resource is among the largest in the world. The total resource on Lihir contains in excess of 42,000,000 ounces of gold. Lihir Gold Ltd, a consortium led by Rio Tinto, commenced mining activities in the mid 90's. Current production is around 650,000 ounces of gold per year.

The geology of gold mineralization found on the Tabar Islands appears to be similar to that of Lihir Island, which is within sight of the Tabar Islands. Gold mineralization is extensive throughout the Tabar Islands. The Tabar Islands are considered by many professionals to be among the most attractive exploration areas in the world in terms of potential for discovery and development of world-class gold deposits, such as Lihir.

From 1983 until 1997, extensive exploration and drilling activities were conducted on each of the three main islands of the Tabar Islands Group (Simberi, Tatau and Tabar). All of the defined resources in the Tabar Islands are located on the northernmost Simberi Island, although extensive gold and copper mineralization has also been identified on the other two main islands of Tatau and Tabar. More than A$45 million has been spent on exploration and predevelopment activities on the islands.

On Simberi Island, and particularly at the Pigiput deposit, drilling activities (diamond, air core and reverse circulation) have delineated substantial sulphide resources, some of which are of a "bonanza" nature. For example, one diamond drill hole intercepted a 5-meter (16.5 feet) zone 130 meters (430 feet) below the surface, which assayed 140 grams/tonne (4.5 ounces per tonne) of gold. A similar intersection was encountered within a distance of about 250 meters (820 feet) of the first hole. These, and numerous other high-grade intersections, help explain Nord Pacific's enthusiasm for the potential to discover and develop significant gold deposits on the Tabar Islands.

The resource delineated to date on Simberi Island is estimated to contain about 1.5 million ounces of gold, of which half is in lower grade near-surface oxide mineralization. The balance is contained in deeper, but higher grade, sulphides.

Within these resources, Nord Pacific has established proven reserves containing nearly 300,000 ounces of gold in the surface oxides, at current gold prices and currency exchange rates. The proven reserves are the subject of the Simberi Gold Project.

The Simberi Gold Project is already a defined mining project. The National Government of Papua New Guinea has granted a Mining Lease authorizing the development of the Simberi Gold Project, and most necessary permits are in hand with the remainder readily obtainable. The Project as currently defined consists of mining about 6.2 million tonnes of ore at an average mined grade of 1.46 grams/tonne, containing 292,142 ounces of gold, which would produce approximately 266,000 ounces of marketable gold over 7 years following a 1 year construction period, using conventional metallurgical processing technology. The Company estimates that cash costs of production will be less than US$150 per ounce. Capital costs for the initial phase of the project are currently estimated at about A$34 million (US$17 million). The Company does not foresee any significant environmental problems in proceeding with the Project, and has been granted the requisite environmental and operating permits. Significant potential exists to extend the life of the project.

Nord Pacific has developed an extensive technical database with respect to mineralization on the islands and continues to maintain in good order its exploration and mining licenses covering the whole of the islands (about 250 square kilometers). The Company employs a senior geologist on-site, who continues to conduct further grass roots exploration as well as provide site management services.

Through work performed during 1997, the Company believes it also validated a new exploration technology, which could significantly reduce the cost and time required for exploration. Application of the technology was successfully tested by confirming the location and extent of a deep sulphide resource, which had previously been delineated by drilling. The Company is optimistic that these new technologies and techniques can enhance and simplify the process of discovering new areas of mineralization and commercially mineable ore bodies in the future.

Mapimi Project (100% Nord Pacific)

This project involves the exploration and economic evaluation of the extension of the old Mapimi mines in Durango State, Mexico. The old mines produced 6 million tons of ore with an average value in excess of US$300 per ton at today's metal prices. The ore contained high-grade zinc, lead, gold and silver mineralization. A CSAMT geophysical survey conducted by Nord Pacific to the northwest of the old operations shows that a large anomalous zone exists below pediments, and it is postulated that this anomaly is an extension of the old mines. It is proposed that some exploratory drilling be done to test this theory. Because of the size of the project, it may be appropriate to bring in a major mining company to fund the exploration when market conditions improve.

The Company is encouraged by the recent improvement in the price of gold and, in forthcoming months, the Company's efforts will be directed towards securing financing for development of Simberi, as well as for additional exploration which will be required to determine the extent of the gold and silver deposits controlled by the Company. The Directors and Staff of Nord Pacific are committed to deriving maximum value from its gold and silver assets for the benefit of its shareholders.

Dated: March 5, 2002	By: /s/ Mark R. Welch
Mark R. Welch
President and Chief Executive Officer